Exhibit 99.1

FOR:
Featherlite, Inc.
P.O. Box 320
Cresco, Iowa 52136
Contact: John K. Hall,
Director of Corporate Communications,
563-547-6000

FOR IMMEDIATE RELEASE

FEATHERLITE 1ST QUARTER EARNINGS TOP $1.2 MILLION

Company posts consolidated sales of $56.4 million, up 35 percent

CRESCO, Iowa, April 27, 2004—Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported net income of $1.2 million, or $0.16 cents per diluted share, on sales of $56.4 million for the first quarter ended March 31, 2004. This compares with a net loss of $677,000, or $(0.10) cents per diluted share, on sales of $41.7 million in the first quarter last year. The consolidated net sales for the first quarter of 2004 represent a 35 percent increase over the same period last year. Sales increased in both the specialty trailer and transporter segment and the coach segment by 32% and 39%, respectively, over the same period last year.

“We are pleased with Featherlite, Inc.’s strong performance in the 1st quarter,” Conrad Clement, Featherlite President and CEO, said. “The improved results were due primarily to higher gross margins we realized both from increased unit sales volume and average gross margins per unit sold. The results also reflect improved efficiencies because of the increased volume.

“Also, I am pleased to report that Featherlite has made significant progress financially during the past two years. Because of this, our lenders have amended certain of our financial debt covenants providing the Company with greater operating flexibility. As a result of the Company’s improved operating results and the amended financial debt covenants, the ‘going concern’ paragraph included in the independent auditors’ report on our financial statements for the fiscal years ended December 31, 2001 and 2002 has been eliminated as of December 31, 2003. Our auditors, Deloitte and Touche LLP, expressed an unqualified opinion on the Company’s December 31, 2003 financial statements. We feel this is very important to Featherlite, as well as its dealers, customers, vendors and shareholders,” Clement said.

At March 31, 2004, confirmed consolidated order backlog levels were 36% greater than at March 31, 2003. According to Clement, the Company remains optimistic about the rate of sales growth in 2004, expecting continuing revenue gains as the national economy and consumer confidence improves.

About Featherlite

Featherlite, Inc., is an innovative leader in designing, manufacturing and marketing high quality aluminum specialty trailers, transporters and luxury motorcoaches. With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches.

Featherlite® is the “Official Trailer” of NASCAR, Champ Car, ARCA, Indy Race League (IRL), SPORTSCAR and World of Outlaws. Featherlite also sponsors many equine and livestock events and its products are displayed in over 1,000 fairs, trade shows, races and other events throughout North America each year. Through its Featherlite Vantare® product line, Featherlite is the “Official Luxury Motorcoach” of NASCAR, IRL and SPORTSCAR. For more information about the Company, please visit Featherlite’s website at www.fthr.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this release, and in the Company’s Form 10-K and other filings with the SEC, are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this release, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: our ability to receive waivers of financial covenant violations as necessary, product demand and acceptance of products in each segment of the Company’s markets, fluctuations in the price of aluminum, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. The risks and uncertainties listed are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.

Featherlite, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2004	Dec. 31, 2003
ASSETS
Current assets
Cash	$711	$173
Receivables	7,407	6,033
Refundable income taxes	783	783
Inventories	53,930	55,638
Leased promotional trailers	1,710	1,850
Prepaid expenses	1,410	1,501

Total current assets	65,951	65,978
Property and equipment, net	16,060	16,231
Other assets	4,302	4,391

	$86,313	$86,600

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Wholesale financing and other notes payable	$22,329	$23,034
Current maturities of long-term debt	2,117	2,113
Checks issued not yet presented	2,061	2,076
Accounts payable	4,638	3,088
Motorcoach shell costs payable	5,082	6,519
Trade creditor repayment plan	1,488	2,064
Accrued liabilities	7,853	6,323
Customer deposits	1,426	2,613

Total current liabilities	46,994	47,830
Bank line of credit	6,298	6,454
Long-term debt, net of current maturities	11,433	11,964
Other long-term liabilities	56	60
Shareholders’ equity	21,532	20,292

	$86,313	$86,600

FEATHERLITE, INC

Condensed Statements of Income

(Unaudited)

(In Thousands, except for per share data)

	Three months Ended March 31,
	2004	2003
Net Sales	56,416	$41,696
Cost of Sales	47,834	36,559

Gross profit	8,582	5,137
Selling and admininistrative expenses	6,222	5,530

Income (loss) from operations	2,360	(393)
Other income (expense)
Interest	(548)	(685)
Other, net	118	146

Total other expense	(430)	(539)

Income (loss) before taxes	1,930	(932)
Minority interest in subsidiary loss	30	—
Benefit (provision) for income taxes	(725)	255

Net income (loss)	1,235	$(677)

Net income (loss) per share—
Basic	$0.17	$(0.10)

Diluted	$0.16	$(0.10)

Weighted average shares outstanding—
Basic	7,198	6,535

Diluted	7,568	7,319